UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy  Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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     Preliminary Proxy Statement
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    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant toss.240.14a-12

SWANK, INC
(Name of Registrant as Specified in Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SWANK, INC.   90 Park Avenue, New York, New York 10016

Notice of Annual Meeting of Stockholders

            The 2006 Annual Meeting of Stockholders of SWANK, INC. (the “Company”) will be held at the Company’s offices at 656 Joseph Warner Boulevard, Taunton, Massachusetts 02780, on Thursday, August 24, 2006, at 9:30 o’clock A.M. local time, for the purpose of considering and acting upon the following:

1.     The election of two (2) Class II directors to serve on the Company’s Board of Directors.

2.     The ratification of the appointment of BDO Seidman, LLP as the independent accountants of the Company.

3.     The transaction of such other business as may properly come before the meeting.

             Only holders of record of Common Stock at the close of business on July 10, 2006 will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

By Order of the Board of Directors Jerold R. Kassner, Secretary

Dated:  July 21, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

SWANK, INC.
90 Park Avenue
New York, New York 10016

_________________

PROXY STATEMENT

_________________

             This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SWANK, INC. (the “Company”) of proxies in the form enclosed for use at the Company’s 2006 Annual Meeting of Stockholders (the “Annual Meeting”) which will be held on the date, at the time and place and for the purposes set forth in the foregoing notice, and at any adjournment or postponement thereof. Any stockholder giving a proxy has the power to revoke the same at any time before it is voted by written notice received by the Secretary of the Company at any time prior to its use or by voting in person at the Annual Meeting. All expenses in connection with the solicitation of proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company by mail, telephone, telecopier, telegraph or personal interview.

            The outstanding voting securities of the Company at the close of business on July 10, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, consisted of 5,736,845 shares of Common Stock, $.10 par value per share (“Common Stock”), each of which is entitled to one vote. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum for the purposes of the Annual Meeting. The affirmative vote of a plurality of votes cast at the Annual Meeting is required to elect directors. The affirmative vote of a majority of shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be required to ratify the appointment of BDO Seidman, LLP as the Company’s independent auditors for the year ending December 31, 2006. This Proxy Statement and the accompanying form of proxy will be mailed or otherwise furnished on or about July 21, 2006 to all stockholders of record at the close of business on July 10, 2005.

OWNERSHIP OF VOTING SECURITIES

                    The following table sets forth information as of July 10, 2006 with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”)) who is known to us to be the beneficial owner of more than 5% of the Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The New Swank, Inc.	2,861,553	48.9
	Retirement Plan
	90 Park Avenue
	New York, NY 10016
Common Stock	John Tulin	2,446,814	41.4
	90 Park Avenue
	New York, NY 10016
Common Stock	Raymond Vise	1,856,185	31.7
	8 El Paseo
	Irvine, CA 92612

_________________

        (1)    This amount includes 1,014,170 shares of Common Stock allocated to participants’ accounts in The New Swank, Inc. Retirement Plan (the “Retirement Plan”) and as to which such participants may direct the trustees of the Retirement Plan as to voting on all matters.

        (2)    This amount also includes 1,660,726 shares of Common Stock allocated to participants’ accounts in the Retirement Plan as to which participants may direct the trustees as to voting only on certain significant corporate events and as to which the trustees may vote on all other matters in their discretion. Shares allocated to such accounts as to which no voting instructions are received are required to be voted in the same proportion as shares allocated to accounts as to which voting instructions are received. This amount also includes 186,657 shares held in accounts under the Retirement Plan as to which participants may direct the trustees as to voting on all matters and may be disposed of in the discretion of the trustees.

        (3)    John A. Tulin, our President and a director and Raymond Vise, a director, are co-trustees of the Retirement Plan. This amount includes 1,660,726 shares held in accounts as to which the trustees have sole voting power as to certain matters (see footnote 2 above) and 186,657 shares held in accounts under the Retirement Plan which may be disposed of in the discretion of the trustees (see footnote 2 above).

        (4)   This amount includes 1,060 shares owned by Mr. Tulin’s wife, 10,000 shares held jointly by Mr. Tulin and his wife, and 2,333 shares held by Mr. Tulin’s daughter. Mr. Tulin disclaims beneficial ownership of these shares. This amount also includes 50,000 shares which Mr. Tulin has the right to acquire within 60 days through the exercise of stock options granted under the 1998 Plan and 25,978 shares allocated to his accounts under the Retirement Plan.

        (5)   This amount includes 316,604 shares of Common Stock (the “Estate Shares”) held by the Estate of Marshall Tulin (the “Estate”), as to which Mr. Tulin acts as a co-executor. Mr. Tulin shares voting and dispositive power as to the Estate Shares. The Estate Shares include (a) 14,546 shares of Common Stock held in Marshall Tulin’s accounts under the Retirement Plan, and (b) 116,666 shares issued to the Estate from the conversion of the Note as more particularly described below under the caption “Certain Relationships and Related Transactions.” Mr. Tulin disclaims beneficial ownership of the Estate Shares.

        (6)   This amount includes 1,666 shares which Mr. Vise has the right to acquire within 60 days through the exercise of stock options granted under the 1994 Plan.

Security Ownership of Management

        The following table sets forth information at July 10, 2006 as to the ownership of shares of Common Stock, our only outstanding class of equity securities, with respect to (a) each of our directors, (b) each of our executive officers named in the table under the caption “Summary Compensation Table” below (the “Named Officers”), and (c) all of our directors and executive officers as a group (8 persons). Unless otherwise indicated, each person named below and each person in the group named below has sole voting and dispositive power with respect to the shares of Common Stock indicated as beneficially owned by such person or such group.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John J. Macht	6,667	(1)	*
James Tulin	472,849	(2)	8.0%
John Tulin	2,446,814	(3)	41.4%
Raymond Vise	1,856,185	(4)	31.7%
Eric P. Luft	98,370	(5)	1.7%
Melvin Goldfeder	216,764	(6)	3.7%
Jerold R. Kassner	80,692	(7)	1.4%
All directors and executive officers
as a group (8 persons)	3,117,214	(8)	50.8%

*	Less than one (1%) percent.

_________________

(1)    Includes 6,667 shares which Mr. Macht has the right to acquire within 60 days through the exercise of stock options under the 1994 Plan.

(2)    Includes the Estate Shares referred to in footnote 5 to the first table above under the caption “Ownership of Voting Securities,” as to which he disclaims beneficial ownership. Also includes 75,000 shares which Mr. Tulin has the right to acquire within 60 days through the exercise of stock options granted under the 1998 Plan, an aggregate of 142 shares held by his children and an aggregate of 24,933 shares of Common Stock allocated to his accounts under the Retirement Plan.

(3)    Includes the shares referred to in footnotes 3, 4, and 5 to the first table above under the caption “Ownership of Voting Securities.”

(4)   Includes the shares referred to in footnotes 3 and 6 to the first table above under the caption “Ownership of Voting Securities.”

(5)   Includes 75,000 shares which Mr. Luft has the right to acquire within 60 days through the exercise of stock options granted under the 1998 Plan and an aggregate of 19,370 shares of Common Stock allocated to his accounts under the Retirement Plan.

(6)   Includes an aggregate of 20,532 shares of Common Stock allocated to Mr. Goldfeder’s accounts under the Retirement Plan.

(7)   Includes 75,000 shares which Mr. Kassner has the right to acquire within 60 days through the exercise of stock options granted under the 1998 Plan and an aggregate of 5,692 shares of Common Stock allocated to his accounts under the Retirement Plan.

(8)    Reference is made to footnotes (1) through (7) above. This amount also includes 283,333 shares of Common Stock which directors and executive officers as a group have the right to acquire within 60 days through the exercise of stock options granted under the 1994 Plan and the 1998 Plan and 110,455 shares of Common Stock allocated to their respective accounts under the Retirement Plan.

I.    NOMINEES FOR ELECTION AS DIRECTORS

            The Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with each class to be as nearly equal in number as possible. At each annual meeting of stockholders, directors are elected for a term of three years, to succeed those in the class whose terms expire at such annual meeting, and the election and qualification of their respective successors.

            At the Annual Meeting, stockholders will be electing two Class II directors for a term of three years, until the annual meeting of stockholders in the year 2009 and the election and qualification of their respective successors.

            Unless otherwise indicated thereon, all proxies received will be voted in favor of the election of the nominees for election as directors. Should any of the nominees not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for any substitute nominees.

            The following sets forth certain information about each nominee for election as a director of the Company and each director whose term of office will continue after the Annual Meeting, including his principal occupation or employment:

Nominees:

John Tulin (1) — Class II

            John A. Tulin, who is 59 years old, has served as President and Chief Executive Officer since October 1995. Mr. Tulin joined us in 1971, was elected a Vice President in 1974, Senior Vice President in 1979 and Executive Vice President in 1982. He has served as a director since 1975.

John J. Macht (2)(3)(4) — Class II

        John J. Macht, who is 69 years old, has been President of The Macht Group, a marketing and retail consulting firm, since July 1992. Mr. Macht became a director of the Company in 1995.

Directors whose terms of office will continue after the Annual Meeting:

Raymond Vise (1)(2)(3)(4) — Class III

        Raymond Vise, who is 84 years old, served as Senior Vice President for more than five years prior to his retirement in 1987. Mr. Vise became a director in 1963.

Eric Luft — Class I

        Eric Luft, who is 51 years old, has served as Senior Vice President-Men’s Division since October 1995. Mr. Luft served as a Divisional Vice President of the Men’s Products Division from June 1989 until January 1993, when he was elected a Senior Vice President. Mr. Luft became a director in December 2000.

James Tulin (1) — Class I

        James E. Tulin, who is 55 years old, has served as Senior Vice President-Merchandising since October 1995. For more than five years prior to October 1995, Mr. Tulin served as a Senior Vice President. Mr. Tulin has been a director since 1985.

_________________

(1)    Member of the Executive Committee of the Board.

(2)    Member of the Audit Committee of the Board. There were five meetings of the Audit Committee during the fiscal year ended December 31, 2005. Mr. Vise and Mr. Macht do not meet the independence requirements for audit committee members under the listing standards of The Nasdaq Stock Market, Inc. The Audit Committee’s primary function is to assist our Board of Directors in fulfilling the Board’s oversight responsibility by reviewing the financial reports and other financial information provided by us to any governmental body or the public, our systems of internal controls regarding finance, accounting, legal compliance and ethics that may be established from time to time, and our auditing, accounting and financial reporting processes generally, as all more fully described in the charter of the Audit Committee.

(3)    Member of the Executive Compensation Committee of the Board. There were no formal meetings of the Executive Compensation Committee during the last fiscal year, although the committee does meet informally throughout the year. This committee recommends the annual compensation, including bonuses, for our Chief Executive Officer and the other employee members of the Board of Directors, (each of whom has an employment agreement with us (see “Remuneration and Related Matters”)), and for the Company’s Chief Financial Officer.

(4)    Member of the Stock Option Committee of the Board. There were no meetings of this committee during the last fiscal year. This committee administers our compensation plans under which stock and stock-based compensation is awarded other than the 1998 Plan, which is administered by the entire Board of Directors.

        There were four meetings of the Board during the last fiscal year. Each of the directors attended at least 75% of the aggregate of all such Board meetings and all meetings held by committees of the Board on which he served. Our policy is that all directors should make every reasonable effort to attend each annual meeting of stockholders. At the 2005 annual meeting of stockholders, three of the six members of the Board were in attendance.

        There are no family relationships among any of the persons listed above or among any of such persons and any of our other executive officers, except that John A. Tulin and James E. Tulin are brothers.

            The Board does not have a nominating committee or a nominating committee charter. Historically, the entire Board of Directors has selected nominees for election as directors. The Board believes that this process works well, particularly since it has been the Board’s practice to require unanimous approval by directors for the selection of director nominees. Mr. Vise meets the independence requirements for members of the Board of Directors under the listing standards of The Nasdaq Stock Market, Inc. and the other members of the Board who participate in the nomination process do not meet such requirements.

            The Board considers nominees that come to its attention from present members of the Board, from employees and other persons. Consideration of potential nominees typically will involve a series of internal discussions, review of information concerning the candidate, and, if appropriate, interviews with selected candidates. While no single factor is determinative in reviewing potential candidates for election to the Board, and there are no specific, minimum qualifications that a nominee must possess, the Board believes that the following factors generally should be considered in the process of selecting nominees for election as directors, whether the individual is recommended by the Board or by the stockholders: educational experience, work experience and business acumen generally; the then current size and make-up of the Board; a willingness to work productively with the other members of the Board; the ability of the prospective nominee to represent the interests of our stockholders; professional experience in the men’s accessories, retail, licensing, importing, manufacturing and related industries; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties as our director; the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for membership on our Board; and personal qualities of leadership, character, integrity and judgment. These factors, and any other qualifications considered useful by the Board, are reviewed in the context of an assessment of our and the Board’s perceived needs at a particular point in time. As a result, the priorities and emphasis of the Board may change from time to time to consider, among other things, changes in our financial position, business trends, and the contributions and prospective contributions of members of, and nominees for membership on, the Board.

            The Board will evaluate nominees of stockholders using the same criteria as it uses in evaluating other nominees to the Board. A stockholder seeking to recommend a prospective nominee for consideration by the Board may submit the nominee’s name and qualifications to us by mailing it to Secretary, Swank, Inc., 656 Joseph Warner Boulevard, Taunton, MA 02780.

            Stockholders who desire to communicate with the Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, or to the specific director, c/o the Secretary of the Company at the address set forth in the immediately preceding paragraph. The envelope of any communication which a stockholder wishes to be confidential should be conspicuously marked “Confidential” and the Secretary will not open the communication. The Secretary promptly will forward all stockholder communications to the Board and any specified directors.

Audit Committee Report

            Management has the primary responsibility for our financial reporting process, including our financial statements, while the Board is responsible for overseeing our accounting, auditing and financial reporting practices. Our independent auditors have the responsibility for the examination of our annual financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. In assisting the Board in fulfilling its oversight responsibility with respect to our fiscal year ended December 31, 2005, the Audit Committee:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with management and BDO Seidman, LLP, the Company’s independent auditors;

•	Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received the written disclosures and the letter from BDO Seidman, LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with BDO Seidman, LLP that firm’s independence.

            Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for that year.

Respectfully, Raymond Vise John J. Macht

Summary Compensation Table

        The following table sets forth certain summary information for each of our fiscal years ended December 31, 2005, 2004 and 2003 concerning the compensation of our chief executive officer, chairman of the board (who passed away in November 2005) and each of our four other most highly compensated executive officers:

	ANNUAL COMPENSATION				LONG TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	OTHER ANNUAL COMPEN- SATION (5)	AWARDS SECURITIES UNDERLYING OPTIONS/SARs(#)	ALL OTHER COMPEN- SATION (10)
John Tulin,	2005	$410,000	$25,000	$86,130 (6)	---	---
President and Chief Executive Officer (1)	2004	410,000	---	57,025 (6)	---	---
	2003	410,000	---	55,550 (6)	---	$586
Eric P. Luft ,	2005	$154,000	$294,667 (2)	---	---	$5,863
Senior Vice President - Men's Division	2004	154,000	199,403 (2)	---	---	5,863
	2003	180,000	170,955 (2)	---	---	6,449
James Tulin,	2005	$357,000	$1,270	---	$5,452
Senior Vice President - Merchandising (3)	2004	285,000	76,242	---	---	5,452
	2003	285,000	64,867	$40,159 (7)	---	6,038
Melvin Goldfeder,	2005	$130,000	$288,652 (4)	---	---	$5,472
Senior Vice President - Special Markets	2004	130,000	264,019 (4)	---	---	5,472
	2003	130,000	174,062 (4)	---	---	6,058
Jerold R. Kassner,	2005	210,000	$20,000	---	---	7,153
Senior Vice President -	2004	210,000	---	---	---	7,153
Chief Financial Officer	2003	210,000	---	---	---	7,153

Marshall Tulin,	2005	$260,000	---	$29,345 (9)	---	$7,153
former Chairman of the Board (8)	2004	260,000	---	---	---	7,153
	2003	260,000	---	---	---	7,153

_________________

(1)     Mr. Tulin is a party to an employment agreement with the Company which is described below under the caption “Employment Contracts and Severance Agreements”.

(2)     Mr. Luft’s bonus amounts represent sales commissions. Mr. Luft is a party to an employment agreement with the Company which is described below under the caption “Employment Contracts and Severance Agreements.”

(3)      Mr. Tulin’s bonus amounts represent sales commissions. Mr. Tulin is a party to an employment agreement with the Company which is described below under the caption “Employment Contracts and Severance Agreements”.

(4)     Mr. Goldfeder’s bonus amounts represent sales commissions.

(5)    Except as set forth for Marshall Tulin, John Tulin and James Tulin for the years indicated, perquisites and other personal benefits during 2005, 2004, and 2003 did not exceed the lesser of $50,000 or 10% of reported annual salary and bonus for any of the Named Officers.

(6)     These amounts include a special allowance of $43,200 in each of 2005, 2004, and 2003.

(7)     These amounts include automobile lease payments of $19,288 and a travel allowance of $10,800 in 2003.

(8)     Mr. Tulin passed away on November 12, 2005.

(9)     These amounts include financial counseling expenses of $9,170 automobile-related costs of $11,667.

(10)    Amounts in this column for the fiscal years ended December 31, 2005 and 2004 represent premiums paid by the Company on certain life insurance policies owned by the Company on the lives of the Named Officers (as defined below).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value Table

        During the fiscal year ended December 31, 2005, no stock options were granted to any of the Named Officers. The following table sets forth information with respect to the number and value of unexercised options held by the Named Officers as of the end of fiscal 2005. The closing price of a share of our Common Stock on December 31, 2005 was $1.40.

AGGREGATED OPTION EXERCISES IN FISCAL 2005
AND 2005 FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/ Unexercisable (2)
John Tulin	100,000	$133,000	50,000 / 0	$61,500
Eric P. Luft	-	-	75,000 / 0	$92,250
James Tulin	-	-	75,000 / 0	$92,250
Melvin Goldfeder	75,000	$103,500	0 / 0	$-
Jerold R. Kassner	-	-	75,000 / 0	$92,250

(1)  Aggregate market value of the shares of Common Stock acquired at exercise date less the exercise price of the options. (2)  Aggregate market value of the shares of Common Stock covered by the options at fiscal year end less the exercise price of such options.

Compensation of Directors

        During 2005, each director who is not a full-time employee of or consultant to us received an annual director’s fee of $3,000 per meeting of the Board and $3,000 per Board committee meetings attended by him in person. Each director who is not a full-time employee of or consultant to us also received an annual director’s fee of $1,500 per meeting of the Board and $1,500 per Board committee meetings attended by him via teleconference. In addition, pursuant to the terms of our 1994 Non-Employee Director Stock Option Plan (the “1994 Plan”), each director who is not a full-time employee of the Company or any subsidiary of the Company and who is in office immediately following each annual meeting of stockholders at which directors are elected, will, as of the date such meeting is held, automatically be granted an option to purchase 1,667 shares of Common Stock. During fiscal 2005, Messrs. Macht and Vise were each granted an option to purchase 1,667 shares of Common Stock at an exercise price per share of $1.60, the fair market value per share of Common Stock on the date of the grant. The Company has now issued all of the shares of Common Stock that were originally subject to the 1994 Plan.

Certain Relationships and Related Transactions

        Christine Tulin (who is the daughter of John Tulin) was employed by us during 2005 as Merchandise Manager — men’s jewelry. Ms. Tulin is responsible for the development of merchandise design and packaging concepts for our various licensed and private label men’s jewelry collections. Aggregate compensation earned by Christine Tulin for services rendered during 2005 amounted to $143,333.

        Kathryn Figueroa (who is the sister of John Tulin) was employed by us during 2005 as southeast regional factory outlet manager. Ms. Figueroa is responsible for the operation of our factory store operations covering the southeastern United States. Aggregate compensation earned by Kathryn Figueroa for services rendered during 2005 amounted to $71,617.

        On April 1, 2004, Marshall Tulin, our former Chairman of the Board, loaned $350,000 to the Company pursuant to the terms of a subordinated promissory note, as amended and restated as of June 30, 2004 (the “Note”) issued by the Company to Mr. Tulin. The Note was expressly subordinate in right of payment to the Company’s senior debt, had an original maturity of two years and bore interest at an annual rate of 7.0%, payable quarterly. On June 30, 2006, the Estate converted the principal amount of the Note into 116,666 shares of the Company’s common stock pursuant to a formula based on the greater of the aggregate market value of the Company or its going concern value as determined by an investment banking firm or nationally recognized accounting firm, on the conversion date.

Employment Contracts and Severance Agreements

        We were a party to an employment agreement with Marshall Tulin, our former Chairman of the Board who passed away in November 2005, under which he received a base salary of $250,000 per annum. We are a party to an employment agreement with John Tulin, which terminates on December 31, 2006. Under this agreement, Mr. Tulin is employed as Chief Executive Officer and initially received a base salary of $410,000 per year, plus such additional compensation, if any, as the Board of Directors determine. Mr. Tulin’s base salary is presently $460,000. In addition, we are a party to an employment agreement with James Tulin, which terminates on December 31, 2006, and under which he is employed as Senior Vice President-Merchandising, and receives a base salary of $285,000 per year, plus such additional compensation, if any, as the Board of Directors shall determine. Mr. Tulin’s base salary is presently $357,000.

        We are also a party to an amended and restated employment agreement, as amended to date, with Eric P. Luft, pursuant to which Mr. Luft is employed as Senior Vice President —Men’s Division until September 30, 2006. The term of the employment agreement will automatically be extended until June 30, 2007, and then for successive additional periods of one year until the next June 30, unless at least 30 days prior to the then current expiration date (on or prior to September 15, 2006 with regard to the September 30, 2006 expiration date) either we or Mr. Luft shall determine not to extend the term. Under the agreement, Mr. Luft is entitled to receive a base salary of $144,000 per year, such additional compensation, if any, as the Board of Directors shall determine, for each calendar year thereafter, plus annual commission compensation in an amount equal to the greater of (i) $128,000 and (ii) commission compensation calculated and payable in accordance with any commission compensation arrangement that may exist from time to time between us and Mr. Luft. Furthermore, in the event we terminate Mr. Luft’s employment without cause, we have agreed to pay to Mr. Luft $272,000 plus an additional amount equal to a pro rata portion of $272,000 for the number of months from the preceding July 1 to the last day of the calendar month in which his employment is terminated. However, the agreement provides that if his employment is terminated and he is entitled to receive amounts under his termination agreement with us (described in the next paragraph), Mr. Luft must choose to receive either (i) the amounts he may be entitled to under his employment agreement, or (ii) the amounts he may be entitled to under his termination agreement, but not both amounts. In addition, we are a party to an agreement with Jerold R. Kassner under which, if we terminate Mr. Kassner’s employment for any reason other than cause, disability or death, he will be entitled to receive, among other things, his base salary (subject to reduction in certain circumstances) plus certain medical benefits for him and his family for up to one-year after termination.

        We have entered into termination agreements with Messrs. John Tulin, James Tulin, Eric P. Luft, Melvin Goldfeder, and Jerold R. Kassner, and were a party to a termination agreement with Marshall Tulin before his death. Each termination agreement contains an automatic annual extension on each December 31 unless we shall have given 30 days written notice prior to the then current expiration date that there shall be no extension. In the event of a change in control of the Company (as defined in such agreements) during the term of such agreements, followed by a significant change in the duties, powers or conditions of employment of any such officer, the officer may within 2 years thereafter terminate his employment and receive a lump sum payment equal to 2.99 times the officer’s “base amount” (as defined in Section 280G (b)(3) of the Internal Revenue Code of 1986, as amended).

Terminated Pension Plans

        In 1983, we terminated our pension plans covering salaried employees and salesmen and purchased annuities from the assets of those plans to provide for the payment (commencing at age 62) of accrued benefits of those employees who were not entitled to or did not elect to receive lump sum payments. The accrued annual benefits for Messrs. John Tulin, James Tulin, and Melvin Goldfeder are $13,116, $10,407, and $12,230, respectively.

Compensation Committee Interlocks and Insider Participation

        The Executive Compensation Committee of the Board of Directors is charged with recommending the annual compensation, including bonuses, for our executive officers who are also directors and for our Chief Financial Officer. The Executive Compensation Committee consists of John Macht and Raymond Vise. The Stock Option Committee of the Board of Directors administers our compensation plans under which stock and stock-based compensation have been awarded other than for our 1998 Equity Incentive Compensation Plan (the “1998 Plan”), which is administered by the entire Board of Directors. The Stock Option Committee consists of John Macht and Raymond Vise.

        Under agreements between the us and The Macht Group, a marketing and retail consulting firm of which John J. Macht serves as President, The Macht Group is entitled to receive compensation based on net sales of products under license agreements entered into between us and licensors introduced to us by The Macht Group, and in certain instances, based on net sales of specified private label products. Aggregate compensation earned by The Macht Group under this arrangement during 2005 was $105,511.

Section 16(a) Beneficial Ownership Reporting Compliance.

        The Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of the Company’s Common Stock, to file initial reports of ownership, and reports of changes of ownership, of our equity securities with the Securities and Exchange Commission and furnish copies of those reports to us. Based solely on a review of the copies of the statements furnished to us to date, or written representations that no statements were required, we believe that all statements required to be filed by such persons with respect to our fiscal year ended December 31, 2005 were all timely filed.

Report of Board of Directors and Compensation Committees

        The Executive Compensation Committee of the Board of Directors, which is comprised of two non-employee directors, recommends the compensation (other than through the grant of stock-based compensation) of our Chief Executive Officer, other employee members of the Board of Directors and our Chief Financial Officer. The entire Board of Directors, with the recommendation of our Chief Executive Officer, reviews and approves the salaries and bonuses of our other executive officers. The entire Board of Directors, with the recommendation of the Company’s Chief Executive Officer, reviews and approves long-term performance awards under the 1998 Plan. The Stock Option Committee, which is also comprised of two non-employee directors, administers our compensation plans under which stock and stock-based compensation have been awarded other than the 1998 Plan (which is administered by the entire Board of Directors).

        The main objectives of the our executive compensation structure have included rewarding individuals for their respective contributions to our performance and providing executive officers with a stake in our long-term success (mainly through the grant of stock options). The philosophy of the Board of Directors and each of its compensation committees has been to utilize a combination of salary as a base for compensation, annual bonuses as a means of short-term incentive compensation, stock options to provide longer term incentives and to link portions of compensation directly with the performance of our Common Stock, and contractual protections against changes in or loss of employment in the event of a change of control of the Company. The Board and its compensation committees coordinate their efforts to determine overall compensation of executive officers.

            Base Salary. The Board of Directors and Executive Compensation Committee review the base salary of each executive officer annually. In determining the base salaries to be paid to executive officers (other than those whose salaries are fixed pursuant to the terms of applicable employment agreements), the Board of Directors and Executive Compensation Committee consider, among other factors, the executive’s level of responsibility, experience and expertise, length of service with the Company and compensation levels in competing companies. The Board and the Executive Compensation Committee, in consultation with our Chief Executive Officer, also review the performance of each executive officer. These reviews have been qualitative in nature, with no specific weight being assigned to the various factors considered.

            Annual Bonus Compensation. The Board and Executive Compensation Committee continue to place emphasis on incentive compensation. In determining whether to award bonuses and, if so, the amount of annual bonuses, the Board and the Executive Compensation Committee have considered such factors as our results of operations, as well as an individual executive’s personal performance and contribution to our overall performance during that fiscal year. No specific weight is generally assigned any particular factor, although where our overall financial results have not been favorable, the Board and Executive Compensation Committee have from time to time not awarded annual bonuses or have reduced them to qualitatively reflect such results.

            Other Incentive Compensation.  We have in the past utilized stock options as the primary method of providing stock-based incentive compensation. Grants under the Company’s 1998 Plan, along with annual bonuses, are the primary methods used by us to motivate our employees, provide employees with a way of participating in our growth, link the interests of our executives with the overall interests of stockholders, and to motivate our executives by means of performance-related incentives and goals. In particular, 1998 Plan provides for the grant, in the discretion of the Board of Directors or any committee appointed by the Board to administer the 1998 Plan, of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and performance and other awards. The Board of Directors or such committee may, in connection with each option or award, establish one or more objective criteria (which may include, without limitation, reference to our or any of our division’s revenues, margins or profits) to determine whether, among other things, options or awards shall vest or otherwise become exercisable, and whether all or a portion of the compensation under such options or awards shall become payable.

            Chief Executive Officer Compensation.  The compensation of John Tulin, our President and Chief Executive Officer, for fiscal 2005 was primarily comprised of salary of $410,000, bonus of $25,000 and personal benefits of $86,130. Mr. Tulin’s salary is fixed through the end of fiscal 2006 pursuant to an employment agreement with the Company. During 2005, neither Mr. Tulin nor any other of our executive officers received any stock options or other equity based compensation under the 1998 Plan.

Board of Directors Eric P. Luft John J. Macht James Tulin John A. Tulin Raymond Vise	Executive Compensation Committee John J. Macht Raymond Vise	Stock Option Committee John J. Macht Raymond Vise

PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in the cumulative total return on the Company’s Common Stock for the five fiscal years ended December 31, 2005 with (i) the Nasdaq Market Index as reported by Hemscott, Inc. and (ii) a peer group of three companies, consisting of Jaclyn, Inc., The Leather Factory, Inc. and Tandy Brands Accessories, Inc., which during fiscal 2005 either competed with the Company in one of its product categories or was engaged in related industries.

II. APPROVAL OF INDEPENDENT ACCOUNTANTS

        General

        The Board of Directors has appointed BDO Seidman, LLP (“BDO”), independent accountants, to audit our financial statements for the fiscal year ending December 31, 2006. BDO has been our auditor since October 2002. A representative of BDO is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if such representative desires to do so.

        Audit Fees

        Aggregate audit fees billed by BDO for its audit of our consolidated financial statements for the years ended December 31, 2005 and December 31, 2004, and for its review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for fiscal 2005 and fiscal 2004, were $201,000 and $194,500, respectively.

        Audit-Related Fees

        Aggregate fees billed by BDO for assurance and related services performed by BDO and reasonably related to the audit and review services performed by BDO described above under the caption “Audit Fees” totaled $26,400 and $23,400 for fiscal 2005 and 2004, respectively.

        Tax Fees

        In addition to the fees described above, aggregate fees of $30,800 and $27,390 respectively, were billed by BDO during the years ended December 31, 2005 and December 31, 2004, respectively, for income tax compliance and related tax services.

        All Other Fees

        None.

               All audit-related services, tax services and other services were pre-approved by the Audit Committee of the Board of Directors. The Audit Committee’s pre-approval policies and procedures are to pre-approve, on a case-by-case basis, all audit, audit-related, tax and other services to be performed by our independent auditors.

MISCELLANEOUS

        In order to be included in the proxy materials for our 2007 Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before March 23, 2007.As to any proposal intended to be presented by a stockholder without inclusion in our proxy statement and form of proxy for our 2007 Annual Meeting of Stockholders, the proxies named in our form of proxy for that meeting will be entitled to exercise discretionary authority on any such proposal unless we receive notice of the matter on or before June 6, 2007. However, even if such notice is timely received, such proxies may nevertheless be entitled to exercise discretionary authority on such matter to the extent permitted by Rule 14a-4(c)(2) of theExchange Act.

        The accompanying proxy will be voted as specified by stockholders. If no specification is made, it is intended that the proxy will be voted FOR the election of all directors and FOR the approval of the appointment of BDO Seidman, LLP as our independent accountants.

        Shares of Common Stock that are voted to abstain and broker non-votes will be considered present at the Annual Meeting in determining the presence of a quorum. Shares abstaining with respect to any matter will be considered entitled to vote and cast with respect to that matter. Shares subject to broker non-votes with respect to any matter will not be considered entitled to vote with respect to such matter.

        The Board does not know of any other matter to be brought before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

Jerold R. Kassner
Secretary

July 21, 2006

SWANK, INC.

90 Park Avenue, New York, New York 10016
Proxy for Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned hereby constitutes and appoints Jerold R. Kassner and John Tulin, and each of them, with full power of substitution, the attorneys and proxies of the undersigned, to attend the 2006 Annual Meeting of Stockholders of SWANK, INC. (the “Company”) to be held at the Company’s offices at 656 Joseph Warner Blvd., Taunton, Massachusetts 02780, on August 24, 2006 at 9:30 A.M. local time, and all adjournments thereof, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote upon the following matters:

(Continued and to be signed on the Reverse Side)

ANNUAL MEETING OF STOCKHOLDERS OF

SWANK, INC.

August 24, 2006

Please date, sign and mail
your proxy card in the
Envelope provided as soon
as possible

Please detach along perforated line and mail in the envelope provided

THE  BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    X

(1)	Election of two (2) Class II Directors to serve on the Company's Board of Directors

Nominees:
_____ FOR ALL NOMINEES _____ WITHHOLD AUTHORITY FOR ALL NOMINEES _____ FOR ALL EXCEPT (See instructions below)	___ John Tulin ___ John J. Macht

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: circle

2.	The approval of the appointment of BDO Seidman, LLP as the independent accountants of the Company for the year 2006.	FOR	AGAINST	ABSTAIN

3	The transaction of such other business as may properly come before the meeting.

A PROPERLY EXECUTED PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR, “FOR” ITEM 2 AND WITH DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE AND SIGN THIS FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder______________	Date:__________	Signature of Stockholder_________________	Date:___________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.